FieldPoint Petroleum and Industry Partners Begin Drilling in Goliad County, Texas

FPP also plans two more Horizontal Wells in Lea County, New Mexico this Year.

AUSTIN, Texas May 13, 2013 - FieldPoint Petroleum Corporation (NYSE/MKT: FPP) announced today that, with its industry partners, drilling has begun on the Irby #1 vertical Wilcox test well that will be drilled to a depth of approximately 8,900 feet to the prospective reservoir.  If successful, the well should be drilled and completed within the next 60 to 90 days and FPP will own a 10% working interest in the well.

FPP also announced that it has signed an operating agreement with Cimarex Energy Co, to drill a third horizontal well that will target the Bone Spring formation on its East Lusk Federal Section 15 property located in Lea County, New Mexico.    If successful, there is the possibility of drilling a fourth well on this property by the end of the year. Total cost for each well will be approximately $7,000,000.

This third horizontal well is proposed to be drilled vertically to a depth of approximately 9,500 feet to the Bone Spring formation and laterally in a westerly direction within the formation to the bottom hole location.  Total measured depth of the well is proposed to be approximately 14,000 feet. Drilling is expected to begin in the first part of July.

FieldPoint will own 43.75% working interest, Cimarex will own 37.5%, and other partners will own the remaining 18.75% working interest in our third Lea County, New Mexico well.

FieldPoint’s President and CEO, Ray Reaves stated, “If successful, this drilling program could further serve to significantly increase our daily production and proved reserve base.  Starting now, it’s our goal to drill 2 or 3 wells per year for the next five years and we will do everything possible to achieve this goal."

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com